Exhibit 99.1

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations		Linda Salo, Sr. Financial Writer
Tel:	+1 650-281-8375	Tel: +1 646-922-0894
	+86 13925279478	E-mail: linda.salo@ccgir.com
E-mail: raychen@cvalve.net
http://www.cvalve.com		Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
CCG Investor Relations		http://www.ccgirasia.com

 China Valves Technology, Inc. Announces CFO Transition

KAIFENG and ZHENGZHOU, CHINA, May 27, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced that on May 24, 2010, Ms. Ichi Shih stepped down from her position as Chief Financial Officer of China Valves Technology, Inc. for personal reasons. Ms. Shih's leaving the position, effective May 27, 2010, is not in connection with any known disagreement with the Company on any matter.

As a result of Ms Shih stepping down, the Company’s board appointed Mr. Renrui Tang as interim Chief Financial Officer until a permanent Chief Financial Officer is named.

Mr. Tang has 17 years of experience from working with China Valves and is currently the Company’s Financial Director. Between 1994 and 2004, Mr. Tang worked for the Company’s subsidiary Zhengzhou Zhengdie Valve Co. Ltd. (”Zhengdie”)as manager of the finance department. He had previously been in charge of Zhengdie’s financing activities and managed various accounting duties. From 2004 to April 2008, Mr. Tang served as the finance director of the Company’s subsidiary Henan Kaifeng High Pressure Valve Co. Ltd. His major responsibilities included managing accounting and financing activities, supervising financial analysis, capital allocation, internal control and auditing. Between February 2009 and July 2009, he also served as the Company’s interim Chief Financial Officer. Mr. Tang is an International Certified Public Accountant (ICPA).

China Valves has also appointed Mr. Jy Ng as financial controller to assist with accounting and financial reporting duties. Mr. Ng has seven years of experience in financial auditing and SOX 404 compliance from Andersen Consulting and PricewaterhouseCoopers. His latest position was manager of the Assurance Division at PricewaterhouseCoopers.

“We would like to thank Ms Shih for her service and wish her the best in her future endeavors,” said Mr. Siping Fang, the Company’s Chairman and Chief Executive Officer. “Mr. Tang is a highly-experienced finance professional who has the full confidence of the Company’s board. He will also be of great assistance in our search for a permanent Chief Financial Officer.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd., and Shanghai Pudong Hanwei Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com .

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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